Exhibit 10.4

NOTE: CERTAIN CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT AND REPLACED BY "[*]". A COMPLETE COPY OF THIS DOCUMENT INCLUDING THE CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECOND AMENDMENT TO

DEVELOPMENT AND LICENSE AGREEMENT

THIS SECOND AMENDMENT TO DEVELOPMENT AND LICENSE AGREEMENT (the "Second Amendment") is made and entered into on November 19, 2004 (the "Second Amendment Effective Date"), by and between NPS Pharmaceuticals, Inc. ("NPS") and Amgen Inc. ("Amgen"). NPS and Amgen are referred to in this Second Amendment individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, NPS and Amgen have previously entered into a Development and License Agreement effective as of December 27, 1995 (the "Original Agreement"), as amended by that certain First Amendment to Development and License Agreement (the "First Amendment") and this Second Amendment, each effective as of the Second Amendment Effective Date (collectively, the "Agreement"); and

WHEREAS, pursuant to Section 4.5 of the Original Agreement, NPS and Amgen have conferred and determined that after the Second Amendment Effective Date NPS and Amgen desire that Amgen have responsibility to use the Amendment Assay, Assay Materials and Screening Technology to conduct the Amendment Assays and Assays and therefore now desire to amend certain provisions of the Original Agreement as provided for herein.

NOW THEREFORE, in consideration of the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as set forth herein:

1. AMENDMENT

1.1 The following is hereby added as new Section 1.56 - 1.60 to Appendix A of the Agreement:

1.56 "Amendment Assay" shall mean the [*], which NPS has used pursuant to the terms of Sections 4.4 and 4.5 of the Original Agreement for the purpose of identifying calcimimetic compounds and determining whether such compounds meet the definition of Compounds.

1.57 "Assay Materials" shall mean (i) the [*], (ii) such other materials as are used in performing the Amendment Assay, to the extent that such other materials are not generally commercially available, and (iii) the protocols for performing the Amendment Assay.

1.58 "Screening Know-How" shall mean all information, know-how and expertise which relates to screening compounds for calcimimetic activity at the Calcium Receptor(s), including, without limitation, protocols for performing the Amendment Assay.

1.59 "Screening Patents" shall mean all patent applications and issued patents owned or controlled by NPS, which cover Calcium Receptor(s) (including peptides, proteins, nucleic acids coding therefor and cells expressing such Calcium Receptor(s)) and/or use of Calcium Receptor(s), including, without limitation, those set forth on Exhibit 1 attached to this Second Amendment, but excluding all claims within Licensed Patents except those that, but for the license set forth in Section 4.7 of the Agreement, would be infringed by the use or performance of the Amendment Assays.

1.60 "Screening Technology" shall mean, collectively, Screening Know-How and Screening Patents.

1.2 The following is hereby added as a new Sections 4.7 - 4.13 of the Agreement:

4.7 License. NPS hereby grants to Amgen a non-exclusive, fully paid-up license, under the Screening Technology and the Licensed Technology solely to do the following in the Territory (i) screen compounds (and do such acts as may be necessary to screen compounds), excluding proteins and nucleic acids, for calcimimetic activity at the Calcium Receptor(s), and (ii) study the Calcium Receptor(s) (and do such acts as may be necessary to study the Calcium Receptor(s), including without limitation to identify the crystal structure thereof both in bound and unbound conformations. Except as otherwise provided herein, NPS shall retain all other rights in connection with the Screening Technology. The foregoing license in this Section 4.7 includes the right for Amgen to permit its collaborators and contract service providers to exercise the rights granted to Amgen, provided, however that such collaborators and/or contract service provider(s) are bound by obligations no less restrictive than those applicable to Amgen under this Agreement. Nothing set forth in the Agreement shall be deemed to require Amgen to screen compounds at the request of NPS or otherwise. This paragraph supersedes Section 3.2 of the Original Agreement.

4.8 Amgen Covenants. Amgen covenants that it will not utilize Screening Technology for the purpose of screening for calcilytic compounds. NPS shall have the right to review a summary of the data generated from such Amendment Assays (i.e. the raw results of the Amendment Assays, but excluding any chemical structure information), except to the extent that Amgen may withhold data which Amgen is prohibited from disclosing.

4.9 Identification of Compound(s) by NPS. Notwithstanding the provisions of Section 4.4 and 4.5 of the Original Agreement, after the Second Amendment Effective Date, NPS shall have no obligation to conduct the Amendment Assays to screen Amgen Compounds, provided, however, that upon the reasonable request of Amgen NPS shall remain obliged to conduct Amendment Assays to screen NPS Compounds and to conduct such other tests as Amgen reasonably requests to determine if a compound meets the definition of a Compound pursuant to Section 4.5 of the Agreement.

4.10 Identification of Compound(s) by Amgen. During the term of the Agreement, within thirty (30) days after determination by Amgen that any compound meets the definition of an Amgen Compound, NPS/Amgen Compound or Third Party Compound, such compound shall be designated by Amgen as an Amgen Compound, NPS/Amgen Compound or Third Party Compound, as the case may be. Amgen shall notify NPS within thirty (30) days after such determination and designation.

4.11 Supply of Assay Materials. NPS shall deliver to Amgen the Assay Materials in reasonable condition (including with live, active cells) as further described on Exhibit 2 attached to this Second Amendment within ten (10) days after the Second Amendment Effective Date. Thereafter, NPS shall deliver additional quantities of such Assay Materials as Amgen may request within thirty (30) days of such request, and upon Amgen's reasonable request NPS shall provide reasonable technical assistance and/or training via telephone and/or at NPS's facilities.

4.12 Restrictions. Amgen shall not use the Assay Materials in humans under any circumstances. Amgen shall not transfer the Assay Materials to any Third Party(ies) without the prior written consent of NPS, except that Amgen shall have the right to transfer the Assay Materials to its corporate partners and contract services providers that are bound by obligations no less restrictive than those applicable to Amgen under this Agreement without the consent of NPS. Upon termination of this Agreement if NPS so requests in writing, Amgen shall destroy or return to NPS the remaining Assay Materials (if any). The Assay Materials and the progeny of the cell lines within the Assay Materials shall remain the property of NPS.

4.13 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY ASSAY MATERIALS ARE SUPPLIED "AS IS" WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OR MERCHANTABILITY, TITLE, OR FITNESS FOR A PARTICULAR PURPOSE.

1.3. The following is added as a new Section 10.4 of the Agreement:

10.4 Enforcement of Screening Patents. NPS alone shall have the right but not the obligation, in its own name and at its sole cost and expense, to initiate patent infringement proceedings against any Third Party(ies)

suspected of infringing a claim within Screening Patents, except to the extent that such proceedings could reasonably be expected to result in a challenge to the validity or enforceability of the Licensed Patents other than Screening Patents, in which case NPS shall have no right to initiate or otherwise pursue such proceedings without the prior written consent of Amgen. NPS shall have exclusive control over the conduct of any such patent infringement proceedings, including the right to settle or compromise such proceedings, provided, however that no such settlement or compromise shall be made by NPS, which has an adverse effect on the rights of Amgen without Amgen's prior written consent. If NPS elects to commence an action for infringement, Amgen shall cooperate at NPS' sole cost and expense with reasonable requests of NPS for such cooperation. During the term of this Agreement, Amgen agrees to use commercially reasonable efforts to ensure that any Amgen personnel (as might reasonably be requested for assistance by NPS) will be available to cooperate with NPS consistent with the terms set forth in this Section 10.4. Any award paid to NPS by Third Party(ies) as a result of such patent infringement proceedings shall belong to NPS. Notwithstanding the foregoing, nothing in this Section 10.4 shall alter in any way either Party's rights or obligations under Section 10.1, 10.2 or 10.3 of the Original Agreement.

 2. GENERAL PROVISIONS

2.1 Except as expressly provided for in the First Amendment and this Second Amendment, all of the terms, conditions and provisions of the Original Agreement remain unaltered and are in full force and effect, and as amended hereby the Agreement is hereby ratified and confirmed in all respects. The Original Agreement, the First Amendment and this Second Amendment shall be read and construed as one Agreement.

2.2 If any provision of this Second Amendment is construed to be invalid, illegal or unenforceable by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

2.3 This Second Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart hereof.

2.4 Section and subsection headings in this Second Amendment are for convenience of reference only, do not constitute a part of this Second Amendment, and shall not affect its interpretation.

2.5 All words used in this Second Amendment shall be construed to be of such number and gender as the context requires or permits.

2.6 This Second Amendment may not be amended or modified orally, and shall be construed and interpreted according to the laws of the State of California, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

The Parties have caused this Amendment to be executed as of the Effective Date by signature of their duly authorized representatives.

NPS PHARMACEUTICALS, INC.	AMGEN INC.
By: /s/ Gerard Michel	By: /s/ Steven Schoch
Name: Gerard Michel Title: CFO, Vice President Business Development	Name: Steven Schoch Title: Vice President Finance & Controller

Exhibit 1
Screening Patents

[*]

Exhibit 2
Assay Materials

[*]